Exhibit 99.1
December 6, 2007
Dear Shareholder:
Bancorp of New Jersey, Inc. is most pleased to announce a:
TWO FOR ONE STOCK SPLIT!
Effective December 31, 2007 for shareholders of record dated December 17, 2007, i.e. if you had 2,200 shares, you will receive 2,200 more shares sometime in January, 2008. Naturally the stock will initially be priced at approximately one half of its prior selling price.
WARRANTS
Resulting from a 10% stock dividend in January, 2007 and the upcoming 2:1 split, those warrant holders who have had warrants since their initial purchase will now have 2.2 times the initial amount, i.e. if you purchased 500 shares of stock which came with 100 warrants, you now will have 220 warrants.
The warrants which were initially priced at $24.00 will now be priced at $10.91 each. Warrants may be exercised at any time until May 9, 2009. (New warrant certificates will not be issued.)
Your bank is doing quite well:
•	We have opened our fourth office at 458 West Street, Fort Lee

•	We have exceeded $200,000,000 in assets

•	We have continued with our record of profitability
Thank you for your confidence and for your deposits and many recommendations. For those who have not seen it, our new main office at 1365 Palisade Avenue, Fort Lee, NJ is worth the trip.
Happy Holidays to all!
Sincerely,

Albert F. Buzzetti
President
AFB/cc